Exhibit 4.10

GUARANTEE

July 24, 2015

Steam Merger Sub LLC, a Delaware limited liability company, and its successors under the Indenture, jointly and severally with any other Guarantors, hereby irrevocably and unconditionally (i) guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (together the “Issuers”) to the Holders or the Trustee all in accordance with the terms set forth in Article XV of the indenture, dated as of September 14, 2012 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture, dated as of September 14, 2012 (the “First Supplemental Indenture”), as further amended and supplemented by the second supplemental indenture, dated as of January 15, 2013 (the “Second Supplemental Indenture”), as further amended and supplemented by the third supplemental indenture, dated as of May 20, 2013 (the “Third Supplemental Indenture”), as further amended and supplemented by the fourth supplemental indenture, dated as of November 20, 2013 (the “Fourth Supplemental Indenture”), as further amended and supplemented by the fifth supplemental indenture, dated as of May 20, 2014 (the “Fifth Supplemental Indenture”), as further amended and supplemented by the sixth supplemental indenture, dated as of December 11, 2014 (the “Sixth Supplemental Indenture”) and as further amended and supplemented by the seventh supplemental indenture, dated as of July 24, 2015 (as so amended and supplemented, the “Indenture”) and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, guarantee that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

No director, owner, officer, employee, incorporator or stockholder of the New Parent Guarantor or any of its Affiliates, as such, shall have any liability for any obligations of the New Parent Guarantor or any of its Affiliates under this guarantee by reason of his or its status as such.  This Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

THE TERMS OF ARTICLE XV OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page to Follow]

STEAM MERGER SUB LLC,
as New Parent Guarantor

By:	/s/ George B. Goeke
Name: George B. Goeke
Title: Assistant Treasurer